EXHIBIT 12.2

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                                                    Nine Months Ended
                                                        September 30,                 Year Ended December 31,
                                                   ------------------   -----------------------------------------------
                                                      1999      1998      1998      1997     1996      1995      1994
-------------------------------------------------- ---------  -------   -------   -------  --------   -------  --------
Earnings:
Net income                                          106,495    96,070   114,952   107,437    78,145    71,860    57,666
Total provision (benefit) for income taxes           57,972    51,184    61,122    57,093    41,198    35,306    29,871
Income before income tax provision (benefit)        164,467   147,254   176,074   164,530   119,343   107,166    87,537
Fixed charges, excluding interest on deposits        91,578    95,240   128,567    90,603    89,517    69,247    41,078
Fixed charges, including interest on deposits       264,309   261,079   350,873   312,052   282,456   261,644   165,314
Adjusted earnings, excluding interest on deposits   256,045   242,494   304,641   255,133   208,860   176,413   128,615
Adjusted earnings, including interest on deposits   428,776   408,333   526,947   476,582   401,799   368,810   252,851

Fixed Charges:
Total interest expense                              264,309   261,079   350,873   312,052   282,456   261,644   165,314
Interest on deposits                                172,731   165,839   222,306   221,449   192,939   192,397   124,236
Fixed charges, excluding interest on deposits        91,578    95,240   128,567    90,603    89,517    69,247    41,078
Fixed charges, including interest on deposits       264,309   261,079   350,873   312,052   282,456   261,644   165,314

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits                         2.80      2.55      2.37      2.82      2.33      2.55      3.13
Including interest on deposits                         1.62      1.56      1.50      1.53      1.42      1.41      1.53

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